Exhibit 99.1

Press Release	O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	David Radulski	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL Group Ltd Announces Third Quarter 2016 Results to be Released
on Wednesday, October 26, 2016

Also Announces Preliminary Results from Investment and Operating Affiliates

Hamilton, Bermuda - October 7, 2016 - XL Group Ltd (“XL” or the “Company”) (NYSE: XL) announced today that it intends to release its Third Quarter 2016 results after the close of regular stock market trading hours on Wednesday, October 26, 2016. A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on October 26, 2016.

The Company also noted today that, based on preliminary results reported to XL from the underlying investments for the three months ended September 30, 2016, equity in net income from investment and operating affiliates is estimated to be approximately $24 million. For purposes of XL's quarterly and annual reports, the Company generally records its results from hedge fund affiliates on a one-month lag and its results from private investment fund affiliates and operating affiliates on a three-month lag.

The Company’s conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on the website from approximately 9:00 p.m. Eastern Time on October 26, 2016, until approximately midnight Eastern Time on November 26, 2016. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on October 26, 2016, until approximately midnight Eastern Time on November 26, 2016, by dialing (203) 369-1085 or (866) 442-2153. The following passcode will be required: 9251.

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 ("PSLRA") provides a "safe harbor" for forward-looking statements. Statements that include the words “expect,” "estimate," "intend," "plan," "believe," "project," "anticipate," "may," "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise. This press contains forward-looking statements that reflect our current views with respect to performance of our investment and operating affiliates.  Due to the preliminary nature of results reported to XL to date, our estimates our subject to change.

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